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                                                                     Exhibit (5)

                                          Richard F. Ober, Jr.
                                          Executive Vice President,
                                          General Counsel and Secretary
                                          Summit Bancorp.
                                          301 Carnegie Center
                                          P.O. Box 2066
                                          Princeton, New Jersey 08543-2066


April 17, 1996


Summit  Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543-2066


  Re: Registration statement on Form S-8 of Summit Bancorp. relating to 1,279,804 shares of Summit Bancorp. common stock issuable in connection with the Converted Summit Bancorporation Stock Option Plan of Summit Bancorp.


Gentlemen:

  This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Summit Bancorp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of 1,279,804 shares of the Company's Common Stock, par value $1.20 per share (the "Shares"), to be issued to holders of stock options and performance share units under the Converted Summit Bancorporation Stock Option Plan of Summit Bancorp. (the "Plan") in accordance with the terms of the Plan. The converted stock options were originally granted to directors and employees, and the converted performance share units were originally granted to employees, of the Summit Bancorporation ("Bancorporation") or an affiliate of Bancorporation under director and employee stock option plans of Bancorporation and were converted into stock options and performance share units with respect to the Company's Common Stock in connection with the merger of Bancorporation with and into UJB Financial Corp., under the name "Summit Bancorp.", pursuant to an Agreement and Plan of Merger dated September 10, 1995, as amended by Amendment No. 1 dated December 1, 1995 (the "Merger Agreement").

  I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I, or members of my legal staff, have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

  Based upon the foregoing, I am of the opinion that the Shares registered pursuant to the Registration Statement and to be issued in accordance with the terms of the Plan, will, when so issued, be validly issued, fully paid and nonassessable.

  I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Prospectus which is part of said Registration Statement, should there be any.

                                 Very truly yours,


                                 /s/ Richard F. Ober, Jr.